Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2009 relating to the financial statements which appear in the Annual Report of The Kroger Co. Savings Plan for Bargaining Unit Associates on Form 11-K for the years ended December 31, 2008 and 2007.

/s/ Clark, Schaefer & Hackett Co.

Cincinnati, Ohio
February 17, 2010